Exhibit 23.1
                                                                   ------------












The Board of Directors
Paragon Technologies, Inc.:


We consent to the incorporation by reference in the registration statements (No. 333-10181, No. 333-25555, No. 333-36397, No. 333-59226, and No. 333-65870) on
Form S-8 and No. 333-40834 on Form S-3 of Paragon Technologies, Inc. of our report dated March 8, 2002, with respect to the consolidated balance sheets of Paragon Technologies, Inc. and subsidiary as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000, and for the ten months ended December 31, 1999 and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Paragon Technologies, Inc.



                                  /S/ KPMG LLP






Philadelphia, Pennsylvania
March 28, 2002